For Immediate Release

U.S. ENERGY CORP. REPORTS 2009 HIGHLIGHTS AND FINANCIAL RESULTS

Company to host fourth Quarter Operations and Corporate Update Conference Call

RIVERTON, Wyoming – March 12, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today reported highlights and financial results for the year ended December 31, 2009.

Selected Highlights for 2009 and Period Subsequent to December 31, 2009

•
Entered into a Drilling Participation Agreement (“DPA”) with Brigham Exploration Company (Nasdaq:BEXP) ("Brigham") to earn working interests in up to fifteen 1,280 acre spacing units in Brigham's Rough Rider project area located in Williams and McKenzie Counties of North Dakota; USE has elected in to participate in all 15 initial wells;

•	Successfully drilled and completed the first six wells under the DPA with Brigham;

•	Produced approximately 1,000 net BOE/D in fourth quarter 2009 and exited 2009 with an average rate of 1,400 net BOE/D for the month of December 2009;

•	As of March 12, 2010, daily net production from all of wells was approximately 1,175 barrels of oil and 1,780 Mcf of natural gas (1,470 BOE/D);

•	Increased revenue $7.34 million over prior year, primarily due to increased oil and gas revenue in the fourth quarter 2009;

•	Increased proved reserves by 453% or 889,738 BOE over prior year (1,086,203 BOE net proved reserves as of 12-31-09);

•	Retired $16.8 million construction loan on the Remington Village project in Gillette, Wyoming;

•
Received the $1 million annual option payments for 2009 and 2010 from Thompson Creek Metals Company Inc. in 2009 pursuant to the terms of the Exploration, Development and Mine Operating Agreement signed in August 2008;

•	Raised $24.3 million after offering costs in underwritten public offering of 5,000,000 shares of common stock at a price of $5.25 per share;

•	Increased line of credit from $5 million to $10 million;

•	Ended year in position of strength with approximately $55 million in cash, cash equivalents and treasuries with nominal debt on the balance sheet.

Press Release
March 12, 2010

Conference Call

The Company has scheduled a conference call to update shareholders and analysts on the Company's recent operational progress and to provide a corporate update.

Fourth Quarter Operations and Corporate Update Conference Call

When:  Tuesday, March 16th at 10:00 AM MDT (12:00 PM EDT).

Dial-In Number:  (877) 291-1296 (within U.S. and Canada), (720) 259-9209 (International).

Replay Number:  (800) 642-1687 (within U.S. and Canada), (706) 645-9291 (International).

ID Number:  62543358.  The replay will be available starting at approximately 1:00 PM MDT (3:00 PM EDT) and will be available for 3 days through Midnight, Thursday, March 18th.

Webcast:  Investors are also invited to listen to a live and/or archived webcast of U.S. Energy Corp.'s quarterly conference call at http://investor.usnrg.com/events.cfm.  The webcast replay will be available for one year.

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 2009 10-K Filing which is available at www.sec.gov and www.usnrg.com.

Press Release
March 12, 2010

Financial Highlights

The following table sets forth selected financial information for the years ended December 31, 2009 and 2008.  This information is derived from the audited financial statements filed with the Annual Report on Form 10-K for the year ended December 31, 2009, and should be read in conjunction with the Annual Report and the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
Balance Sheet:
Cash, equivalents & treasury	$55,462	$64,515
Current assets	$62,100	$72,767
Current liabilities	$8,672	$19,983
Working capital	$53,428	$52,784
Total assets	$146,723	$142,631
Long-term obligations	$1,573	$1,870
Shareholders' equity	$129,133	$111,833
Shares outstanding
at December 31,	26,418,713	21,935,129

	For the years ending December 31,
	2009	2008
Income Statement:
Operating revenues	$9,627	$2,287
Operating loss	$(9,256)	$(9,521)
Other income & expenses	$(1,201)	$(100)
Income taxes	$2,279	$3,326
Discontined operations	$-	$4,907
Net income/(loss)	$(8,178)	$(1,388)
Net income/(loss) per share
Basic	$(0.38)	$(0.06)
Diluted	$(0.38)	$(0.06)

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Press Release
March 12, 2010

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in oil and gas, molybdenum, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com